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                                                                     EXHIBIT 2.2


                         PARENT STOCK OPTION AGREEMENT


        THIS PARENT STOCK OPTION AGREEMENT (this "AGREEMENT") is made and entered into as of April 26, 2000, among HMT Technology Corp., a Delaware corporation (the "COMPANY"), and Komag, Incorporated, a Delaware corporation ("PARENT"). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS

        A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of a wholly-owned subsidiary of Parent ("MERGER SUB") with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company will be converted into Common Stock of Parent.

        B. As a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option to acquire shares of the Company's Common Stock, par value $.01 per share (the "COMPANY SHARES"), upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1. Grant of Option. Parent hereby grants to the Company an irrevocable option (the "OPTION") to acquire up to 13,144,754 Parent Shares (the "OPTION SHARES"), in the manner set forth below by paying cash at a price of $3.0313 per share (the "EXERCISE PRICE").

        2. Exercise of Option; Maximum Proceeds.

               (a) The Option may be exercised by the Company in whole or in part, at any time or from time to time (i) if the Merger Agreement is terminated pursuant to 7.1(g) thereof or (ii) immediately prior to the occurrence of any event causing the Parent Termination Fee to become payable pursuant to Section 7.3(c)(ii) thereof (any of the events being referred to herein as an "EXERCISE EVENT"). In the event the Company wishes to exercise the Option, the Company will deliver to Parent a written notice (each an "EXERCISE NOTICE") specifying the total number of Option Shares it wishes to acquire. Each closing of a purchase of Option Shares (a "CLOSING") will occur on a date and at a time prior to the termination of the Option designated by the Company in an Exercise Notice delivered at least two (2) business days prior to the date of such Closing, which Closing will be held at the principal offices of Parent.

               (b) The Option will terminate upon the earliest of (i) the Effective Time, (ii) twelve (12) months following the date on which the Merger Agreement is terminated pursuant to Section 7.1(b) or 7.1(d) thereof, if no event causing the Termination Fee to become payable pursuant

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to Section 7.3(c)(ii) of the Merger Agreement has occurred, (iii) six (6) months following the date on which the Merger Agreement is terminated pursuant to
Section 7.1(h) thereof, (iv) in the event the Merger Agreement has been terminated pursuant to Section 7.1(b) or 7.1(d) thereof and the Termination Fee became payable pursuant to Section 7.3(c)(ii) thereof, six (6) months after payment of the Termination Fee; and (v) the date on which the Merger Agreement is otherwise terminated; provided, however, that if the Option cannot be exercised by reason of any applicable government order, judgment or decree or because the waiting period related to the issuance of the Option Shares under the HSR Act will not have expired or been terminated, then the Option will not terminate until the tenth (10th) business day after such impediment to exercise will have been removed or will have become final and not subject to appeal.

        3. Conditions to Closing. The obligation of Parent to issue Option Shares to the Company hereunder is subject to the conditions that (A) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder will have expired or been terminated; (B) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and (C) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective commercially reasonable best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

        4. Closing. At any Closing, (A) Parent will deliver to the Company a single certificate in definitive form representing the number of Parent Shares designated by Company in its Exercise Notice, such certificate to be registered in the name of the Company and to bear the legend set forth in Section 11 hereof, against delivery of (B) payment by the Company to Parent of the aggregate purchase price for the Parent Shares so designated and being purchased by delivery of a certified check or bank check.

        5. Representations and Warranties.

               (a) By the Parent. Parent represents and warrants to the Company that (A) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (B) the execution and delivery of this Agreement by Parent and consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby; (C) this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, is enforceable against Parent in accordance with its terms; (D) except for any filings required under the HSR Act, Parent has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Parent Shares for the Company to exercise the Option in full and will


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take all necessary corporate or other action to authorize and reserve for issuance all additional Parent Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable; (E) upon delivery of the Parent Shares and any other securities to the Company upon exercise of the Option, the Company will acquire such Parent Shares or other securities free and clear of all material claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by the Company; (F) the execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected; and (G) the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act.

               (b) By Parent. The Option and any Option Shares which Parent may hereafter acquire are being acquired by Parent for its own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act of 1933, as amended, and applicable state securities and blue sky laws. Parent has sufficient knowledge and experience in investing in securities similar to the Option and to the Option Shares so as to be able to evaluate the risks and merits of any investment in the Option and in the Option Shares and is able financially to bear the risks thereof, including a complete loss of its investment.

        6. The Company Put. At the request of and upon notice by the Company (the "PUT NOTICE"), at any time during the period during which the Option is exercisable pursuant to Section 2 (the "PURCHASE PERIOD"), Parent (or any successor entity thereof) will purchase from the Company the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below (as limited by Section 10, below), and the Option Shares, if any, acquired by the Company pursuant thereto, at the price set forth in subparagraph (ii) below (as limited by Section 10, below):

                      (i) The amount, if any, by which the "MARKET/TENDER OFFER PRICE" for the Parent Shares as of the date the Company gives notice of its intent to exercise its rights under this Section 6(a) exceeds the Exercise Price, multiplied by the number of Parent Shares purchasable pursuant to the Option. "MARKET/TENDER OFFER PRICE" shall mean the highest of: (i) the highest purchase price per share paid after the date of this Agreement and on or prior to the delivery of the Put Notice pursuant to any tender or exchange offer made for shares of Company Common Stock, (ii) the highest price per share paid or to be paid by any Person for shares of Company Common Stock pursuant to any agreement contemplating a merger or other business combination transaction

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involving the Company that was entered into after the date of this Agreement and on or prior to the delivery of the Put Notice or (iii) the average of the highest bid prices per share of Company Common Stock as quoted on the Nasdaq National Market (or if Company share of Company Common Stock as quoted on the Nasdaq National Market (or if Company Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share of Company Common Stock as quoted on any other market comprising a part of the Nasdaq Stock Market or, if the shares of Company Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source) during the 20-day period ending on the date of delivery of the Put Notice. For purposes of determining the highest price offered pursuant to any Parent Acquisition Proposal which involves consideration other than cash, the value of such consideration will be equal to the higher of (x) if securities of the same class of the proponent as such consideration are traded on any national securities exchange or by any registered securities association, a value based on the closing sale price or asked price for such securities on their principal trading market on such date and (y) the value ascribed to such consideration by the proponent of such Parent Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of Parent.

                      (ii) The Exercise Price paid by the Company for Parent Shares acquired pursuant to the Option plus the amount by which the Market/Tender Offer Price exceeds the Exercise Price multiplied by the number of Parent Shares so purchased.

        7. Payment and Redelivery of Option or Shares. In the event the Company exercises its rights under Section 6, Parent will, within five (5) business days after the Company delivers notice pursuant to Section 6, pay the required amount to the Company in immediately available funds and the Company will surrender to Parent the Option and the certificates evidencing the Parent Shares purchased by the Company pursuant thereto.

        8. Registration Rights.

               (a) Following the termination of the Merger Agreement and until such time as all Option Shares issued to Parent may be sold pursuant to Rule 144(d) of the Securities Act of 1933 (the "REGISTRATION PERIOD"), the Company (sometimes referred to herein as the "HOLDER") may by written notice (a "REGISTRATION NOTICE") to Parent (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the shares acquired by the Holder pursuant to this Agreement (such shares requested to be registered, the "REGISTRABLE SECURITIES") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Holder agrees to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5.0% of the then-outstanding voting power of Registrant. Upon a request for registration, the Registrant will have the option exercisable by written notice delivered to the Holder within ten (10) business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common

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Stock on Nasdaq for the ten (10) trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder will take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within ten (10) business days after delivery of such notice. The payment for the shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds.

               (b) The Registrant will use all reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period not in excess of 120 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that the Holder will not be entitled to more than an aggregate of two (2) effective registration statements hereunder. The obligations of Registrant hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Registrant shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Registrant or otherwise interfere with or adversely affect any pending or proposed offering of securities of Registrant or any other material transaction involving Registrant. The Registrant will use all reasonable efforts to cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and will continue such registration or qualification in effect in such jurisdictions; provided, however, that the Registrant will not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. If during the Registration Period, Registrant effects a registration under the Securities Act of Parent Common Stock for its own account or for any other stockholders of Registrant (other than on Form S-4 or Form S-8, or any successor form), it will, in addition to the Registrant's other obligations under this Section 8, allow Holder the right to participate in such registration by selling its Registrable Securities; provided that the Holder participates in the underwriting; provided, however, that if the managing underwriter of such offering advises the Registrant in writing that in its opinion the number of shares of Company Stock requested to be included therein by Holder pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Registrant. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration effected pursuant to this Section 8, the Registrant and the Holder shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

               (c) The registration rights set forth in this Section 8 are subject to the condition that the Holder will provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all facts required to be disclosed with respect to a registration thereunder.

               (d) A registration effected under this Section 8 will be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to

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the Holder, and the Registrant will provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

               (e) Indemnification.

                      (i) The Registrant will indemnify the Holder, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Registrant of any rule or regulation promulgated under the Securities Act applicable to the Registrant in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Registrant will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by such Holder or director or officer or controlling person or underwriter seeking indemnification.

                      (ii) The Holder will indemnify the Registrant, each of its directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act applicable to the Holder in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information

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furnished to the Registrant by the Holder for use therein; provided, that in no event will any indemnity under this Section 8(e) exceed the net proceeds of the offering received by the Holder.

                      (iii) Each party entitled to indemnification under this
Section 8(e) (the "INDEMNIFIED PARTY") will give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party will pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further, however, that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 8(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party will be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld).

        9. Adjustment Upon Changes in Capitalization.

               (a) In the event of any change in the Parent Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, and the Exercise Price will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction so that the Company will receive, upon exercise of the Option, the number and class of shares or other securities or property that the Company would have received in respect of the Parent Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

               (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the number of outstanding shares of Parent Common Stock increases or decreases after the date of this Agreement (other than pursuant to an event described in Section 9(a)), the number of shares of Parent Common Stock subject to the Option (including those Option Shares which may have already been exercised) will be adjusted so that it equals 19.99% of the number of shares of Parent Common Stock then issued and outstanding, without giving effect to any Option Shares.

        10. Profit Limitation.


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               (a) Notwithstanding any other provision in this Agreement or the
Reorganization Agreement, in no event shall Parent's Total Profit (as defined below) exceed $6,000,000 (the "MAXIMUM PROFIT") and, if Parent's Total Profit otherwise would exceed the Maximum Profit, Parent, at its sole discretion, shall either (i) reduce the number of Option Shares subject to the Option, (ii) deliver to the Company for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Parent, (iii) pay cash to the Company, or (iv) any combination of the foregoing, so that Parent's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

               (b) For purposes of this Agreement, "TOTAL PROFIT" shall mean:
(i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Parent pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) over (y) the Parent's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Parent pursuant to the repurchase of the Option by the Company pursuant to Section 6, plus (C) any termination fee paid in cash by the Company and received by Parent pursuant to the Reorganization Agreement, minus (ii) the amounts of any cash previously paid by Parent to the Company pursuant to this Section 10 plus the value of the Option Shares (or other securities) previously delivered by Parent to the Company for cancellation pursuant to this Section 10.

               (c) For purposes of Section 10(a) and clause (ii) of Section 10(b), the value of any Option Shares delivered by Parent to the Company shall be the Market/Tender Offer Price of such Option Shares.

        11. Restrictive Legends. Each certificate representing Option Shares issued to the Company hereunder will include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF APRIL 25, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

        It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Holder has delivered to Registrant a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Registrant and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

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        12. Listing and HSR Filing. Parent, upon the request of the Company, will promptly file an application to list the Parent Shares to be acquired upon exercise of the Option for quotation on Nasdaq and will use its best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto will promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Parent Shares subject to the Option at the earliest possible date.

        13. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any shares sold by a party in compliance with the provisions of Section 8 will, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares will not be entitled to the rights of such party. Certificates representing shares sold in a registered public offering pursuant to Section 8 will not be required to bear the legend set forth in Section 11.

        14. Specific Performance. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that in addition to other remedies the other party hereto will be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

        15. Entire Agreement. This Agreement and the Merger Agreement (including the appendices thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

        16. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

        17. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

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        18. Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

               (a)    if to the Company, to:

                      HMT Technology Corp.
                      1055 Page Avenue
                      Fremont, CA 94538
                      Attention:  Chief Financial Officer
                      Facsimile:  (510) 623-9570

                      with a copy to:

                      Cooley Godward LLP
                      3000 El Camino Real
                      Palo Alto, CA 94306
                      Attention:  James C. Kitch, Esq.
                      Facsimile:  (650) 849-7004


               (b)    if to Parent, to:

                      Komag, Incorporated
                      1710 Automation Parkway
                      San Jose, CA 95131
                      Attention:  Chief Executive Officer
                      Facsimile:  (408) 944-9540


                      with copies to:

                      Wilson, Sonsini, Goodrich & Rosati,
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention:  Alan K. Austin, Esq./Kathleen B. Bloch, Esq.
                      Facsimile: (650) 461-5375
                      and to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market Street
                      Spear Street Tower, Suite 1600
                      San Francisco, California 94105
                      Attention:  Steve L. Camahort, Esq.
                      Facsimile:  (415) 947-2099

        19. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

        20. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

        21. Attorney's Fees. In any action at law or suit in equity to enforce this Option Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorney's fees and all other reasonable costs and expenses incurred in such action or suit.

        22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

        23. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

        24. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but both of which, taken together, will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                    HMT TECHNOLOGY CORP.


                                    By: /s/ RONALD J. BUSCHUR
                                       -----------------------------------------

                                    Name: Ronald J. Buschur
                                         ---------------------------------------

                                    Title: President and COO
                                          --------------------------------------


                                    KOMAG, INCORPORATED


                                    By: /s/ THIAN H. TAN
                                       -----------------------------------------

                                    Name: Thian H. Tan
                                         ---------------------------------------

                                    Title: President and CEO
                                          --------------------------------------


                [SIGNATURE PAGE TO PARENT STOCK OPTION AGREEMENT]